Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193880 on Form S-3, 333-144498 on Form S-3D, and 333-176090 and 333-195902 on Form S-8 of PG&E Corporation and Registration Statement No. 193879 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 10, 2015, relating to the consolidated financial statements of PG&E Corporation and subsidiaries (“the Company”) and Pacific Gas and Electric Company and subsidiaries (the “Utility”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to three investigative enforcement proceedings pending with the California Public Utilities Commission that may result in material amounts of penalties), the consolidated financial statement schedules of the Company and the Utility, and the effectiveness of the Company’s and the Utility’s internal control over financial reporting, appearing in this Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

February 10, 2015
San Francisco, California